Exhibit 10.1

ONCOTHYREON INC.

AMENDMENT NO. 2 TO SCOTT PETERSON OFFER LETTER

This amendment (the “Amendment”) is made by and between Scott Peterson (“Executive”) and Oncothyreon Inc., a Delaware corporation (the “Company” and, together with the Executive, hereinafter collectively referred to as the “Parties”) on January 8, 2015.

WITNESSETH:

WHEREAS, the Parties previously entered into an offer letter dated June 9, 2009, as amended on December 3, 2009 (the “Offer Letter”); and

WHEREAS, the Company and Executive desire to amend the Offer Letter to provide Executive with certain severance benefits;

NOW, THEREFORE, for good and valuable consideration, Executive and the Company agree that the Offer Letter is hereby further amended as follows:

1. Severance. Section 7 of the Offer Letter is hereby added as follows:

“7.	Severance: In the event your employment is terminated by the Company for any reason other than “Cause” (as defined below) you will be entitled to the following:

i)	lump sum payment of nine month’s base salary, less required withholding, and

ii)	lump sum payment of nine month’s equivalent of performance review bonus at target, less required withholding.

Such payments will be made within sixty (60) days following your termination of employment.

“Cause” for the purpose of this agreement shall include but not be limited to (i) willful engaging in illegal conduct or gross misconduct that is injurious to the Company or an affiliated company, (ii) being convicted of, or entering a plea of nolo contendere or guilty to, a felony or a crime of moral turpitude; (iii) engaging in fraud, misappropriation, embezzlement or any other act or acts of dishonesty resulting or intended to result directly or indirectly in a gain or personal enrichment to you at the expense of the Company or an affiliated company, (iv) material breach of any written policies of the Company or an affiliated company, or (v) willful and continual failure substantially to perform your duties with the Company, which failure has continued for a period of at least 30 days after written notice by the Company.

2. Section 409A. Section 8 of the Offer Letter is hereby added as follows:

“8.	Section 409A:

i) Notwithstanding anything to the contrary in this letter agreement, no benefits payable to you, if any, pursuant to this letter agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be payable until you have a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to you, if any, pursuant to this letter agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A.

ii) Notwithstanding anything to the contrary in this letter agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service, then, if required, the Deferred Payments, which are otherwise due to you on or within the six (6) month period following your separation from service, will accrue, to the extent required, during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your separation from service or the date of your death, if earlier. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this letter agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

iii) Any amount paid under the letter agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

iv) Any amount paid under this letter agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of clause (i) above. “Section 409A Limit” will mean the lesser of two (2) times: (i) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding your taxable year of your termination of employment as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which your employment is terminated.

v) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. You and the Company agree to work together in good faith to consider amendments to this letter agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.”

2. Full Force and Effect. To the extent not expressly amended hereby, the Offer Letter shall remain in full force and effect.

3. Entire Agreement. This Amendment and the Offer Letter constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof. This Amendment may be amended at any time only by mutual written agreement of the Parties.

4. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

5. Governing Law. This Amendment will be governed by the laws of the State of Washington (with the exception of its conflict of laws provisions).

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has executed this Amendment as of the date set forth above.

COMPANY:	ONCOTHYREON INC.

/s/ Robert Kirkman, M.D.
	By:	Robert Kirkman, M.D.
	Title:	Chief Executive Officer

EXECUTIVE:	SCOTT PETERSON

/s/ Scott Peterson
Scott Peterson